                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                              BAY BANCSHARES, INC.
                              --------------------
                                (Name of Issuer)


                                  Common Stock
                              --------------------
                         (Title of Class of Securities)


                                    07203N109
                              --------------------
                                 (CUSIP Number)


                                December 31, 1998
                              --------------------
             (Date of Event which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [X]     Rule 13d-1(b)

         [ ]     Rule 13d-1(c)

         [ ]     Rule 13d-1(d)



--------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 07203N109               SCHEDULE 13G                 Page 2 of 7 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Pine Capital Management Incorporated     94-3146402
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP

         (a) [  ]          (b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         California
--------------------------------------------------------------------------------
NUMBER OF SHARES      5.       SOLE VOTING POWER                  0  shares
                      ----------------------------------------------------------
BENEFICIALLY OWNED    6.       SHARED VOTING POWER            50,400 shares
                      ----------------------------------------------------------
BY EACH REPORTING     7.       SOLE DISPOSITIVE POWER         50,400 shares
                      ----------------------------------------------------------
PERSON WITH           8.       SHARED DISPOSITIVE POWER            0 shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         50,400 shares
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         2.48%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IA
--------------------------------------------------------------------------------



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CUSIP NO. 07203N109               SCHEDULE 13G                 Page 3 of 7 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Hoefer & Arnett Incorporated     94-2831518
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP

         (a) [  ]          (b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         California
--------------------------------------------------------------------------------
NUMBER OF SHARES      5.       SOLE VOTING POWER                   0 shares
                      ----------------------------------------------------------
BENEFICIALLY OWNED    6.       SHARED VOTING POWER                 0 shares
                      ----------------------------------------------------------
BY EACH REPORTING     7.       SOLE DISPOSITIVE POWER          8,800 shares
                      ----------------------------------------------------------
PERSON WITH           8.       SHARED DISPOSITIVE POWER            0 shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,800 shares
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.43%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         BD
--------------------------------------------------------------------------------



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CUSIP NO. 07203N109               SCHEDULE 13G                 Page 4 of 7 Pages


         This Amendment No. 1 to Schedule 13G, dated February 16, 1999, of Pine Capital Management Incorporated and Hoefer & Arnett Incorporated relates to the shares of Common Stock of Bay Bancshares, Inc., a Texas corporation ("Company").

ITEM 1(A).  NAME OF ISSUER:

         Bay Bancshares, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         1001 Highway 146 South, La Porte, Texas 77571

ITEM 2(A).  NAME OF PERSON FILING:

         (a)      Pine Capital Management Incorporated
         (b)      Hoefer & Arnett Incorporated

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

         (a)  353 Sacramento Street, 10th Floor, San Francisco, California 94111
         (b)  353 Sacramento Street, 10th Floor, San Francisco, California 94111

ITEM 2(C).  CITIZENSHIP:

         Not applicable

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

         Common Stock

ITEM 2(E).  CUSIP NUMBER:

         07203N109

ITEM 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a)      [X]      Broker or dealer registered under section 15 of the
                           Securities Exchange Act of 1934 (the "Act").

         (b)      [ ]      Bank as defined in section 3(a)(6) of the Act.

         (c)      [ ]      Insurance company as defined in section 3(a)(19) of
                           the Act.

         (d)      [ ]      Investment company registered under section 8 of the
                           Investment Company Act of 1940.


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CUSIP NO. 07203N109               SCHEDULE 13G                 Page 5 of 7 Pages


         (e)      [X]      An investment advisor in accordance with Section
                           240.13d-1(b)(1)(ii)(E).

         (f)      [ ]      An employee benefit plan or endowment fund in
                           accordance with Section 240.13d-1(b)(1)(ii)(F).

         (g)      [ ]      A parent holding company or control person in
                           accordance with Section240.13d-1(b)(1)(ii)(G).

         (h)      [ ]      A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act.

         (i)      [ ]      A church plan that is excluded from the definition
                           of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

         (j)      [ ]      Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(J).

         See Item 6.

         If this statement is filed pursuant to Section240.13d-1(c), check this box [ ].

ITEM 4.  OWNERSHIP:

         (a)      Amount beneficially owned:  59,200 shares

         (b)      Percent of class:  2.91%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote: 0 shares

                  (ii) Shared power to vote or to direct the vote: 50,400 shares

                  (iii) Sole power to dispose or to direct the disposition of: 59,200 shares

                  (iv)     Shared power to dispose or direct the disposition of:
                           0 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.
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CUSIP NO. 07203N109               SCHEDULE 13G                 Page 6 of 7 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP NO. 07203N109              SCHEDULE 13G                  Page 7 of 7 Pages


SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            PINE CAPITAL MANAGEMENT INCORPORATED


       February 16, 1999                    By:       /s/Kevin Daly
------------------------------                  --------------------------------
             (Date)                                      Kevin Daly
                                                          President


                                            HOEFER & ARNETT INCORPORATED


       February 16, 1999                    By:   /s/Philip Economopoulos
------------------------------                  --------------------------------
             (Date)                                  Philip Economopoulos
                                                          Secretary

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G and all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

         IN WITNESS WHEREOF, the undersigned hereby execute this agreement this 16th day of February, 1999.


                                           PINE CAPITAL MANAGEMENT INCORPORATED


                                           By:         /s/ Kevin Daly
                                               ---------------------------------
                                                           Kevin Daly
                                                            President


                                           HOEFER & ARNETT INCORPORATED


                                           By:   /s/ Philip Economopoulos
                                               ---------------------------------
                                                     Philip Economopoulos
                                                           Secretary